UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                (Amendment No.   )*


                        MDSI MOBILE DATA SOLUTIONS, INC.
                        --------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    55268N100
                                 --------------
                                 (CUSIP Number)


                                  JULY 28, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]  Rule 13d-1(b)

                  [_]  Rule 13d-1(c)

                  [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462030305                  13G                       Page 1 of 3 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Bryant R. Riley

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

--------------------------------------------------------------------------------
    NUMBER OF      5. SOLE VOTING POWER
      SHARES           502,428
                   -------------------------------------------------------------
   BENEFICIALLY    6. SHARED VOTING POWER
    OWNED BY           0
                   -------------------------------------------------------------
      EACH         7. SOLE DISPOSITIVE POWER
    REPORTING          502,428
                   -------------------------------------------------------------
     PERSON        8. SHARED DISPOSITIVE POWER
      WITH             0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     502,428

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.98%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    IN



--------------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                  13G                       Page 2 of 3 Pages

ITEM 1(A). NAME OF ISSUER:

           MDSI Mobile Data Solutions, Inc.

           ---------------------------------------------------------------------

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           10271 Shelbridge Way
           Richmond, British Columbia
           Canada V6C 2W8

           ---------------------------------------------------------------------

ITEM 2(A). NAME OF PERSON FILING:

           SACC Partners LP; Riley Investment Management LLC; B. Riley & Co. Inc.; Bryant R. Riley

           ---------------------------------------------------------------------

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

           11100 Santa Monica Blvd.
           Suite 800
           Los Angeles, CA 90025

           ---------------------------------------------------------------------

ITEM 2(C). CITIZENSHIP:

           SACC Partners LP (a Delaware limited partnership)
           Riley Investment Management LLC (Delaware limited liability co.)
           B. Riley & Co., Inc. (Delaware corporation)
           Bryant R. Riley (individual residing in California)

           ---------------------------------------------------------------------

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

           ---------------------------------------------------------------------

ITEM 2(E). CUSIP NUMBER:

           55268N100

           ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [X] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 462030305                13G                         Page 3 of 3 Pages

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
                502,428

          ----------------------------------------------------------------------

     (b)  Percent of class:
                5.98%

          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 502,428,

          (ii)  Shared power to vote or to direct the vote 0,

          (iii) Sole power to dispose or to direct the disposition of 502,428,

          (iv)  Shared power to dispose or to direct the disposition of 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                  N/A

          ----------------------------------------------------------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A

          ----------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A

          ----------------------------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

          ----------------------------------------------------------------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  N/A

          ----------------------------------------------------------------------

ITEM 10. CERTIFICATIONS.

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 19, 2005

                                            SACC PARTNERS LP
                                            Riley Investment Management LLC,
                                            its General Partner
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley,
                                            CEO
                                            RILEY INVESTMENT MANAGEMENT LLC
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley, CEO
                                            B. RILEY & CO., INC.
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley
                                            By: /s/ Bryant R. Riley
                                            --------------------------------




NOTE. SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES OR WHOM COPIES ARE TO BE SENT.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).